Exhibit 5.5

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries P.O. Box 2720 1000 CS Amsterdam The Netherlands Tel: +31 20 551 7555 www.bakermckenzie.nl
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LKQ Dutch Bond B.V.
February 22 2024
Re: LKQ Dutch Bond B.V. – U.S. Securities and
Exchange Commission ("SEC") Filing
Dear Addressees,
I.Introduction
We are acting as special Dutch legal counsel (advocaten) in respect of LKQ Dutch Bond B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands, its registered office at Watermanweg 30, 3067 GG Rotterdam, The Netherlands, and registered with the trade register of the Chamber of Commerce ("Chamber of Commerce", Kamer van Koophandel) under number 92738869 ("Issuer") in connection with the filing of the relevant Form S-3 registration statement ("Registration") dated as of the date hereof ("Registration Statement") with the SEC. The Registration Statement relates to, among other things, the issuance and sale from time to time by the Issuer of senior debt securities ("Securities"), as guaranteed by LKQ Corporation (the "Guarantor") and certain other guarantors and issued under the Indenture (as defined below). This opinion letter is rendered to you to be filed with the SEC as an exhibit to the Registration Statement.
II.Role
Our role in respect of the entering into the Documents (as defined below) by the Issuer has been limited to the issuing of this opinion. We have not been involved in drafting or negotiating any documents or agreements cross-referred to in any of the Documents. Accordingly, we assume no responsibility for the adequacy of any Document.
III.Documents
For the purposes of this opinion letter, we have examined and relied solely upon originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document ("Documents"):
a)a scanned copy, received by e-mail, of the executed Registration Statement;

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, The Netherlands, and is registered with the Trade Register under number 34208804.
Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

b)scanned copies, received by e-mail, of the prospectus dated February 22, 2024 which forms a part of the Registration Statement, (the "Prospectus");
c)the form of a New York law governed indenture, the form of which is attached as Exhibit 4.19 to the Registration Statement, as supplemented on or after the date hereof, by and among, inter alios, the Issuer as issuer, the Guarantor as parent guarantor, the other guarantors identified therein, a trustee to be named and a paying agent, transfer agent and registrar to be named ("Indenture");
d)a scanned copy, received by email, of the executed written resolutions of the board of managing directors (bestuur) of the Issuer ("Board"), dated February 22, 2024, inter alia, authorising the issuance and the delivery of the Securities and the performance of the transactions contemplated thereby in relation to the Registration Statement ("Board Resolution");
e)a scanned copy, received by email, of the executed written resolutions of the general meeting (algemene vergadering) ("General Meeting") of the Issuer, dated February 22, 2024, inter alia, approving the Board Resolution and authorising the issuance and the delivery of the Securities and the performance of the transactions contemplated thereby in relation to the Registration Statement;
f)a certified online excerpt (uittreksel), dated February 22, 2024, from the trade register of the Chamber of Commerce regarding the registration of the Issuer with the Chamber of Commerce under number 92738869 ("Issuer Excerpt");
g)a scanned copy of the deed of incorporation (akte van oprichting) of the Issuer, dated 24 January 2024 and which, according to the Issuer Excerpt are the articles of association of the Issuer, which are in force on the date hereof ("Deed of Incorporation"); and
h)the power of attorney granted by the Issuer and incorporated in the Board Resolution authorising any one of Eelco Armin Aantjes; Maurice van der Horn; Yanik Cantieni; Mirjam van der Hoeven; Gyan Patrick Tamby; Andrew Craig Hamilton; and Rick Galloway, each acting individually to execute, inter alia, the Indenture on behalf of the Issuer ("Power of Attorney").
The documents under d) through h) are hereinafter collectively referred to as "Corporate Documents". The documents under d) and e) are hereinafter collectively referred to as "Resolutions".
Words importing the plural include the singular and vice versa.

Where reference is made to the laws of The Netherlands or to The Netherlands in a geographical sense, reference is made to the laws as in effect in the part of the Kingdom of The Netherlands (Koninkrijk der Nederlanden) that is located in Europe (Europese deel van Nederland) and to the geographical part of the Kingdom of The Netherlands that is located in Europe.
Except as stated herein, we have not examined any documents entered into by or affecting the Issuer or any corporate records of the Issuer and have not made any other enquiries concerning the Issuer.
IV.Assumptions
In examining and describing the Documents and in giving the opinions expressed in this opinion letter, we have, to the extent necessary to form the opinions expressed in this opinion letter, with your permission, assumed the following:
genuineness and authenticity
(i)the genuineness of all signatures (including electronic signatures) on all Documents of the individual purported to have placed that signature;
(ii)the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents;
(iii)that (i) each of the Documents accurately records all terms agreed between the parties thereto, (ii) the documents specified in the Resolutions are congruent with and accurately specify the Documents and (iii) the relevant Securities will be accurately specified in any written resolutions of the Board that will be executed by it in connection with the authorisation, execution and delivery of these Securities;
(iv)as at the date hereof (A) the accuracy and completeness of the Corporate Documents and all matters stated, certified or evidenced thereby, (B) that the Resolutions correctly reflect the resolutions contemplated and recorded therein and made by the relevant corporate body of the Issuer and shall have been taken or will have been taken as of the date of this opinion letter and (C) that the Resolutions, the Power of Attorney and any other powers of attorney used in relation to the Documents have not been and will not be amended, superseded, repealed, rescinded or annulled as of the date of this opinion letter;
due existence, corporate and regulatory authority
(v)that nothing in this opinion letter is affected by the provisions of the laws of any jurisdiction other than The Netherlands;
(vi)that the Issuer is duly incorporated under the laws of the Netherlands;

(vii)no works council (ondernemingsraad), nor central, group or European works council has been established, has been requested to be established, must mandatorily be established or is in the process of being established with respect to the Issuer;
(viii)(1) the Issuer has not passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren), de-merge (splitsen) or convert (omzetten) the Issuer, (2) no petition has been presented nor an order made by a court for the bankruptcy (faillissement) or moratorium of payment (surseance van betaling) of the Issuer and that the Issuer has not been made subject to comparable insolvency proceedings in other jurisdictions, (3) no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Issuer or its assets, (4) the Issuer has not been subjected to measures on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen) and (5) no decision has been taken to dissolve (ontbinden) the Issuer by (a) the Chamber of Commerce under article 2:19a of the Dutch Civil Code (Burgerlijk Wetboek, "DCC") or (b) the competent court (rechtbank) under article 2:21 of the DCC.
(ix)these assumptions are supported by (i) certifications and confirmations to that effect in the Resolutions, (ii) confirmations obtained as of the date hereof from (a) the online central insolvency register (Centraal Insolventie Register) and (b) the EU Insolvency Register (EU Insolventieregister) and (iii) the confirmation obtained today from the Chamber of Commerce, that the Issuer has not been declared bankrupt or dissolved nor a moratorium of payments has been granted, that no administrator (bewindvoerder) has been appointed and that the Chamber of Commerce does not intend to dissolve the Issuer;
(x)none of the managing directors of the Issuer is nor will be subject to a civil law director disqualification (civielrechtelijk bestuursverbod) or suspension to act as a director (schorsing) imposed by a competent court pursuant to articles 106a through 106e of the Dutch Bankruptcy Act (Faillissementswet) or rule or regulation of similar application, nor has been or will be denied by a regulator the authority to fulfil positions at regulated entities or other enterprises pursuant to article 1:87 of the Financial Supervision Act (Wet op het financieel toezicht);
(xi)none of the managing directors of the Issuer has nor will have a conflict of interest (either direct or indirect) which would preclude any of the managing directors of the Issuer from participating in the deliberations and the decision-making process concerned in accordance with article 2:239(6) of the DCC;
(xii)that neither a board regulation (bestuursreglement) nor an assignment of duties (taakverdeling) of the Board has been adopted containing provisions that would preclude the Board from validly adopting the written resolutions contained in (a) the Board Resolution or (b) any written resolutions of the Board that will be executed by the Board in connection with the authorisation, execution and delivery of any Securities;

(xiii)the Issuer has its "centre of main interests" (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) ("EU Insolvency Regulation")) in The Netherlands and the Issuer does not have an "establishment" (as defined in Article 2(10) of the EU Insolvency Regulation) in an EU Member State (other than The Netherlands);
valid notarial deed
(xiv)that the Deed of Incorporation is a valid notarial deed (notariële akte), that the contents thereof are correct and complete and that there are no defects in the incorporation of the Issuer on the basis of which a court may dissolve the Issuer; and
corporate interest
(xv)the issuance and the delivery of the Securities and the performance of the transactions contemplated thereby will be in the best corporate interest of the Issuer and are not prejudicial to its present and future creditors.
We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents, and in any other document on which we have relied in giving this opinion letter and for the purpose of this opinion letter, we have assumed that such facts are correct.
We do not express an opinion on matters of fact, matters of law of any jurisdiction other than The Netherlands, nor on tax, anti-trust law, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, including Directive 2015/2366/EU of the European Parliament and of the Council of 25 November 2015 on payment services in the internal market, except to the extent the laws of the European Union (other than anti-trust and tax law) have direct force and effect in The Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.
V.Opinion
Based on and subject to the foregoing (including the assumptions made above) and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant and subject to the qualifications listed below, we are of the opinion that:
Corporate Status
1.The Issuer is registered under the laws of The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the corporate power to issue the Securities.

Corporate Action
2.When all necessary corporate actions have been taken by the Board and the General Meeting to authorise the form, terms, execution and delivery by the Issuer of the relevant Securities and the Indenture, these Securities and the Indenture will be duly authorised by all requisite corporate action required by the Issuer's articles of association and by Dutch corporate law.
VI.Qualifications
The opinions expressed in this opinion letter are subject to and limited by the following qualifications:
general principles of Dutch law
(i)The opinions expressed in this opinion letter are subject to and limited by the provisions of any applicable bankruptcy, insolvency, reorganisation or moratorium laws and other laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies (including the doctrine of creditors' prejudice (Actio Pauliana) within the meaning of article 3:45 of the DCC and/or article 42 et. sec. of the Dutch Bankruptcy Act), sanctions and measures pursuant to applicable export control regulations, United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in inter alia, The Netherlands Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten), the Environmental Management Act (Wet Milieubeheer), the Financial Transactions Emergency Act (Noodwet financieel verkeer), the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country (Anti-Boycott Regulation), the Act on Special Measures for Financial Enterprises (Interventiewet).
representation
(ii)Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the "Principal"), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the "Appointed Attorney"), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Appointed Attorney unless otherwise provided or (b) the Principal.
Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Appointed Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons (gewichtige redenen).

In the event the Principal is granted a moratorium of payments (surseance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).
(iii)Article 2:7 of the DCC entitles companies to invoke the nullity of a legal act (ultra vires) if such legal act (rechtshandeling) cannot serve to realise the objects (doel) of such company and the other parties thereto knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded for which determination not only description of the objects clause is decisive, but all relevant circumstances have to be taken into account such as whether the interests of the company were served by the transaction. The nullity can only be invoked by the company itself (or the trustee (curator) in bankruptcy) and not by the other parties involved, if the aforementioned requirements are met. Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realisation of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to nullification pursuant to article 2:7 of the DCC, which view is supported by the Dutch Supreme Court.
In practice, the concept of ultra vires has rarely been applied in court decisions in The Netherlands. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Nullification of a transaction can result in (internal) liability of the managing directors toward the legal entity.
miscellaneous provisions
(iv)Dutch substantive law does not have a concept or doctrine identical to the Anglo-American concept of "trust"; nevertheless any trust validly created under its governing law by the Indenture will be recognised by the courts of The Netherlands in accordance with, and subject to the limitations of, the rules of The Hague Convention on the Law Applicable to Trusts and on their Recognition; thus, where any of the Documents provides that the Issuer shall hold certain assets and rights on trusts for (or for the benefit of) other parties, then under the laws of The Netherlands such provision will be effective to create a trust in respect of such assets provided that such assets and rights are held by the Issuer outside The Netherlands in, or governed by the laws of, a jurisdiction the domestic laws of which allow for the creation of trusts of the type contemplated by the Indenture; in all other cases such other parties may merely have an unsecured claim against the Issuer, which claim will rank pari passu with the claims of other unsecured and unsubordinated creditors of the Issuer.
(v)The term "valid" means that the obligations to which this term relates are of a type which under the laws of The Netherlands are generally recognised or are generally enforceable: specific performance, however, may not always be granted by the courts of The Netherlands.

(vi)The concept of "delivery" of a document is not known or required under the laws of The Netherlands to render a document valid, binding and enforceable.
VII.Confidentiality and Reliance
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.
In issuing this opinion letter we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.
This opinion letter:
(a)expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; consequently this opinion letter is issued and may only be relied upon on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of The Netherlands and be brought before a court of The Netherlands;
(b)speaks as of the date stated above;
(c)is addressed to you and is solely for your benefit; and
(d)is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.
This opinion letter may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration and the transactions to which the Indenture relates.
We consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the SEC thereunder. In giving this consent, we do not imply that we are experts under the U.S. Securities Act of 1933, as amended or the rules and registrations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion letter.
Any liability of Baker & McKenzie Amsterdam N.V. pursuant to this opinion letter shall be limited to the amount covered by its liability insurance.
The opinions expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with the laws of The Netherlands in force on the date of this opinion letter and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion letter is given on behalf of Baker & McKenzie Amsterdam N.V. and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member thereof. In this opinion letter the expressions "we", "us", "our" and similar expressions should be construed accordingly.

Yours sincerely,

/s/ Baker & McKenzie Amsterdam N.V.